Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Regulation A Offering Statement, of Cabbacis Inc on Form 1-A (File No. 024-12621) of our report dated April 10, 2025 related to our audit of the consolidated financial statements of Cabbacis Inc as of December 31, 2024 and 2023 and for the years then ended, which report appears in the Prospectus, which is part of this Regulation A Offering Circular. We also consent to the reference to our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

September 10, 2025